Exhibit 99.1

Soligenix Announces Presentations at Prominent Scientific Conferences

Key Data Outcomes Presented for HyBryte™ and CiVax™

Princeton, NJ – April 13, 2021 – Soligenix, Inc. (Nasdaq: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need, announced today planned conference presentations scheduled through April and May. The presentations will focus on the HyBryte™ (SGX301 or synthetic hypericin) cutaneous T-cell lymphoma (CTCL) program, including elaboration on previously released efficacy and safety outcomes in the Phase 3 FLASH (Fluorescent Light Activated Synthetic Hypericin) study and an update on the CiVax™ (COVID-19 subunit vaccine) program. Registration links for each conference are included below.

Planned Oral Presentations:

Visible Light Activated Topical Hypericin Ointment in CTCL: Phase 3 FLASH Study Results presented by Dr. Ellen Kim, Lead FLASH Investigator, at the American Academy of Dermatology Association Virtual Meeting Experience, April 23-25, 2021. As a Top 12 Late-Breaking Research Abstract, Dr. Kim will also be present at a live Q&A session on April 24 from 2-3 pm Central Time. Attendees can register here.

Progress towards a Thermostabilized, Single-Vial, COVID-19 Subunit Vaccine with a Nano-emulsion Adjuvant presented by Dr. Oreola Donini, Chief Scientific Officer, at the Annual Conference on Vaccinology Research, April 26-27, 2021. Attendees can register here.

Topical hypericin ointment photodynamic therapy is effective and safe in CTCL (FLASH study) presented by Dr. Ellen Kim, Lead FLASH Investigator, at the Society for Investigative Dermatology Virtual Meeting, May 3-8, 2021. Attendees can register here.

About HyBryte™

HyBryte™ (SGX301) is a novel, first-in-class, photodynamic therapy utilizing safe, visible light for activation.  The active ingredient in HyBryte™ is synthetic hypericin, a potent photosensitizer that is topically applied to skin lesions that is taken up by the malignant T-cells, and then activated by visible light 16 to 24 hours later.  The use of visible light in the red-yellow spectrum has the advantage of penetrating more deeply into the skin (much more so than ultraviolet light) and therefore potentially treating deeper skin disease and thicker lesions. This treatment approach avoids the risk of secondary malignancies (including melanoma) inherent with the frequently employed DNA-damaging drugs and other phototherapy that are dependent on ultraviolet exposure.  Combined with photoactivation, hypericin has demonstrated significant anti-proliferative effects on activated normal human lymphoid cells and inhibited growth of malignant T-cells isolated from CTCL patients.  In a published Phase 2 clinical study in CTCL, patients experienced a statistically significant (p=0.04) improvement with topical hypericin treatment whereas the placebo was ineffective.  HyBryte™ has received orphan drug and fast track designations from the FDA, as well as orphan designation from the European Medicines Agency (EMA).

The Phase 3 FLASH (Fluorescent Light Activated Synthetic Hypericin) trial enrolled a total of 169 patients (166 evaluable) with Stage IA, IB or IIA CTCL. The trial consisted of three treatment cycles. Treatments were administered twice weekly for the first 6 weeks and treatment response was determined at the end of the 8th week of each cycle. In the first double-blind treatment cycle, 116 patients received HyBryte™ treatment (0.25% synthetic hypericin) and 50 received placebo treatment of their index lesions. A total of 16% of the patients receiving HyBryte™ achieved at least a 50% reduction in their lesions (graded using a standard measurement of dermatologic lesions, the CAILS score) compared to only 4% of patients in the placebo group at 8 weeks (p=0.04) during the first treatment cycle (primary endpoint). HyBryte™ treatment in the first cycle was safe and well tolerated.

In the second open-label treatment cycle (Cycle 2), all patients received HyBryte™ treatment of their index lesions. Evaluation of 155 patients in this cycle (110 receiving 12 weeks of HyBryte™ treatment and 45 receiving 6 weeks of placebo treatment followed by 6 weeks of HyBryte™ treatment), demonstrated that the response rate among the 12-week treatment group was 40% (p<0.0001 vs the placebo treatment rate in Cycle 1). Comparison of the 12-week and 6-week treatment groups also revealed a statistically significant improvement (p<0.0001) between the two groups, indicating that continued treatment results in better outcomes.  HyBryte™ continued to be safe and well tolerated. Additional analyses also indicated that HyBryte™ is equally effective in treating both plaque (response 42%, p<0.0001 relative to placebo treatment in Cycle 1) and patch (response 37%, p=0.0009 relative to placebo treatment in Cycle 1) lesions of CTCL, a particularly relevant finding given the historical difficulty in treating plaque lesions in particular.

The third (optional) treatment cycle (Cycle 3) was focused on safety and all patients could elect to receive HyBryte™ treatment of all their lesions. Of note, 66% of patients elected to continue with this optional compassionate use / safety cycle of the study. Of the subset of patients that received HyBryte™ throughout all 3 cycles of treatment, 49% of them demonstrated a treatment response (p<0.0001 vs patients receiving placebo in Cycle 1). Moreover, in a subset of patients evaluated in this cycle, it was demonstrated that HyBryte™ is not systemically available, consistent with the general safety of this topical product observed to date. At the end of Cycle 3, HyBryte™ continued to be well tolerated despite extended and increased use of the product to treat multiple lesions. Follow-up visits were completed in Q4 2020, and the clinical study report to support the NDA is in the process of being finalized.

Overall safety of HyBryte™ is a critical attribute of this treatment and was monitored throughout the three treatment cycles (Cycles 1, 2 and 3) and the 6-month follow-up period.  HyBryte’s™ mechanism of action is not associated with DNA damage, making it a safer alternative than currently available therapies, all of which are associated with significant and sometimes fatal, side effects.  Predominantly these include the risk of melanoma and other malignancies, as well as the risk of significant skin damage and premature skin aging.  Currently available treatments are only approved in the context of previous treatment failure with other modalities and there is no approved front-line therapy available.  Within this landscape, treatment of CTCL is strongly motivated by the safety risk of each product.  HyBryte™ potentially represents the safest available efficacious treatment for CTCL.  With no systemic absorption, a compound that is not mutagenic and a light source that is not carcinogenic, there is no evidence to date of any potential safety issues.

The Phase 3 CTCL clinical study was partially funded by the National Cancer Institute via a Phase II SBIR grant (#1R44CA210848-01A1) awarded to Soligenix, Inc.

About CiVax™

CiVax™ is the Company’s heat stable subunit vaccine candidate for the prevention of COVID-19, the infection caused by SARS-CoV-2. Under the Company’s Public Health Solutions business segment, ongoing collaborations with Axel Lehrer, PhD of the Department of Tropical Medicine, Medical Microbiology and Pharmacology, JABSOM, UHM have demonstrated the feasibility of developing heat stable subunit filovirus vaccines, including hemorrhagic disease caused by Zaire ebolavirus, Sudan ebolavirus as well as Marburg marburgvirus, with both monovalent and bivalent vaccine combinations. Formulation conditions have been identified to enable heat stabilization of each antigen, alone or in combination, for at least 12 weeks at 40 degrees Celsius (104 degrees Fahrenheit). In March 2020, Soligenix and its collaborators expanded the technology platform to assess compatibility with vaccine candidates targeting SARS-CoV-2, the cause of COVID-19.

The vaccine platform includes three essential components:

1)	a protein antigen, specifically a viral surface glycoprotein, which mediates entry and fusion of the virus with host cells and is manufactured with a proprietary insect cell expression system coupled with protein-specific affinity purification;

2)	an adjuvant which has been shown to enhance both cell mediated and humoral immunity; and

3)	a formulation which enables thermostabilization of the resulting mixture, avoiding the need for cold chain storage and shipping.

The resulting vaccine is broadly applicable, including to individuals often excluded from common viral vector vaccine approaches such as children, the elderly and the immunocompromised. The protection of elderly and immunocompromised populations are particularly important in the context of COVID-19. The ability to provide a thermostabilized, single vial vaccine, is particularly important in the context of rapid and broad vaccine distribution.

These same components are now being applied to coronavirus vaccine, using the well-defined surface glycoprotein, known as the Spike protein, as the antigen. Nonclinical work in mice with a prototype vaccine recently have been made available, demonstrating the ability of the CoVaccine adjuvant in combination with a prototype antigen, to:

o	stimulate immunity within 14 days after the first vaccination;

o	induce a balanced Th1 response, believed to be critical to inducing immunity without aggravating disease pathology;

o	induce a neutralizing antibody response; and

o	induce a cell mediated immune response.

CiVax™ development is being funded through an SBIR grant from NIAID (grant number 1 R44 AI157593-01).

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. Our Specialized BioTherapeutics business segment is developing and moving toward potential commercialization of HyBryte™ (SGX301 or synthetic hypericin) as a novel photodynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma (CTCL). With a successful Phase 3 study completed, regulatory approval is being sought and commercialization activities for this product candidate are being advanced initially in the U.S. Development programs in this business segment also include our first-in-class innate defense regulator (IDR) technology, dusquetide (SGX942) for the treatment of inflammatory diseases, including oral mucositis in head and neck cancer, and proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201).

Our Public Health Solutions business segment includes active development programs for RiVax®, our ricin toxin vaccine candidate, and SGX943, our therapeutic candidate for antibiotic resistant and emerging infectious disease, and our vaccine programs targeting filoviruses (such as Marburg and Ebola) and CiVax™, our vaccine candidate for the prevention of COVID-19 (caused by SARS-CoV-2). The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (NIAID), the Defense Threat Reduction Agency (DTRA) and the Biomedical Advanced Research and Development Authority (BARDA).

For further information regarding Soligenix, Inc., please visit the Company’s website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.’s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment. Statements that are not historical facts, such as “anticipates,” “estimates,” “believes,” “hopes,” “intends,” “plans,” “expects,” “goal,” “may,” “suggest,” “will,” “potential,” or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements, such as experienced with the COVID-19 outbreak. Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing therapeutics and vaccines against bioterror threats, conducting preclinical and clinical trials of therapeutics and vaccines, obtaining regulatory approvals and manufacturing therapeutics and vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program. In addition, there can be no assurance as to the timing or success of any of its clinical/preclinical trials. Despite the statistically significant result achieved in the HyBryte™ (SGX301) Phase 3 clinical trial for the treatment of cutaneous T-cell lymphoma, there can be no assurance that a marketing authorization from the FDA or EMA will be successful. Further, there can be no assurance that RiVax® will qualify for a biodefense Priority Review Voucher (PRV) or that the prior sales of PRVs will be indicative of any potential sales price for a PRV for RiVax®. Also, no assurance can be provided that the Company will receive or continue to receive non-dilutive government funding from grants and contracts that have been or may be awarded or for which the Company will apply in the future. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix’s reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Jonathan Guarino, CPA, CGMA

Senior Vice President and Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite B-10

Princeton, NJ 08540

5